Exhibit 24(b)8(m)

JANUS ASPEN SERIES

FUND PARTICIPATION AGREEMENT

(Institutional Shares)

THIS AGREEMENT is made this              day of June 2017, between JANUS ASPEN SERIES, an open-end management investment company organized as a Delaware statutory trust (the “Trust”), JANUS DISTRIBUTORS LLC, doing business as Janus Henderson Distributors, a limited liability company organized under the laws of the State of Delaware (the “Distributor”), and Thrivent Financial for Lutherans, a life insurance company organized under the laws of the State of Wisconsin (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A, as may be amended from time to time (the “Accounts”).

W I T N E S S E T H:

WHEREAS, the Trust has registered with the Securities and Exchange Commission (“SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and the beneficial interest in the Trust is divided into several series of shares, each series representing an interest in a particular managed portfolio of securities and other assets (the “Portfolios”); and

WHEREAS, the Trust has registered the offer and sale of a class of shares designated the Institutional Shares (“Shares”) of each of its Portfolios under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Trust desires to act as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies that have entered into participation agreements with the Trust (the “Participating Insurance Companies”); and

WHEREAS, the Trust has received an order from the SEC granting Participating Insurance Companies and their separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a) and 15(b) of the 1940 Act, and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Trust to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies and certain qualified pension and retirement plans (the “Exemptive Order”); and

WHEREAS, the Company has registered or will register (unless registration is not required under applicable law) certain variable life insurance policies and/or variable annuity contracts under the 1933 Act (the “Contracts”); and

WHEREAS, the Company has registered or will register each Account as a unit investment trust under the 1940 Act; and

WHEREAS, the Company intends to purchase the Shares of one or more Portfolios named in Schedule B on behalf of the Accounts to fund the Contracts;

WHEREAS, the Company’s principal underwriter and distributor of the Contracts, Thrivent Investment Management Inc., is a broker-dealer registered as such under the Securities Exchange Act of 1934, as amended (the “1934 Act”);

NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

ARTICLE I

Sale of Trust Shares

1.1       The Trust shall make Shares of its Portfolios listed on Schedule B available to the Accounts at the net asset value next computed after receipt of such purchase order by the Trust (or its agent), as established in accordance with the provisions of the then current prospectus of the Trust. Shares of a particular Portfolio of the Trust shall be ordered in such quantities and at such times as determined by the Company to be necessary to meet the requirements of the Contracts. The Trustees of the Trust (the “Trustees”) may refuse to sell Shares of any Portfolio to any person, or suspend or terminate the offering of Shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Portfolio. With respect to payment of purchase price by the Company and of redemption proceeds by the Trust, the Company and the Trust shall remit gross purchase and sale orders with respect to each Portfolio and shall transmit one net payment per Portfolio in accordance with the provisions of this Article I.

1.2       The Trust will redeem for cash any full or fractional Shares of any Portfolio when requested by the Company on behalf of an Account at the net asset value next computed after receipt by the Trust (or its agent) of the request for redemption, as established in accordance with the provisions of the then current prospectus of the Trust. The Trust shall make payment for such Shares in the manner established from time to time by the Trust, but in no event shall payment be delayed for a greater period than is permitted by the 1940 Act. The Trust will notify the Company if there will be a delay in payment of redemption proceeds.

1.3       For the purposes of Sections 1.1 and 1.2, the Trust hereby appoints the Company as its agent for the limited purpose of receiving and accepting purchase and redemption orders resulting from investment in and payments under the Contracts. Receipt by the Company shall constitute receipt by the Trust provided that (i) such orders are received by the Company or its agent in good order prior to the time the net asset value of each Portfolio is priced in accordance with its prospectus and (ii) the Trust receives notice of such orders by 9:00 Eastern Time on the next following Business Day. “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Trust calculates its net asset value pursuant to the rules of the SEC.

1.4       Purchase orders that are transmitted to the Trust in accordance with Section 1.3 shall be paid for no later than 2:00 p.m. Eastern Time on the same Business Day that the Trust receives notice of the order. Payments shall be made in federal funds transmitted by wire.

1.5       Issuance and transfer of the Trust’s Shares will be by book entry only. Stock certificates will not be issued to the Company or the Account. Shares ordered from the Trust will be recorded in the appropriate title for each Account or the appropriate subaccount of each Account.

1.6       The Trust shall furnish same day notice (by electronic mail) to the Company of any declaration of income, dividends or capital gain distributions payable on the Trust’s Shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio’s Shares in additional Shares of that Portfolio at the ex-dividend date net asset values. The Trust shall notify the Company of the number of Shares so issued as payment of such income, dividends and distributions.

1.7       The Trust shall make the net asset value per Share for each Portfolio available to the Company via electronic means on each Business Day as soon as reasonably practical after the net asset value per Share is calculated and will use its best efforts to make such net asset value per share available by 6:30 p.m. Eastern Time, each Business Day. If the Trust provides the Company with materially incorrect share net asset value information, the Trust shall make an adjustment to the number of shares purchased or redeemed for the Accounts to reflect the correct net asset value per share and shall control its correction of such error in accordance with SEC guidelines and its own internal policies. The Trust shall make the determination as to whether an error in net asset value has occurred and is a material error in accordance with its own internal policies, which are consistent with SEC materiality guidelines. Any material error in the calculation or reporting of net asset value per share, dividend or capital gains information shall be reported by the Trust promptly upon discovery to the Company.

1.8       The Trust agrees that its Shares will be offered and sold only to (a) Participating Insurance Companies and their separate accounts and (b) certain qualified pension and retirement plans to the extent permitted by the Exemptive Order. The Trust and the Company agree that no Shares of any Portfolio will be sold directly to the general public. The Company further agrees that Trust Shares will be used only for the purposes of funding the Contracts and Accounts listed in Schedule A, as amended from time to time.

1.9       The Trust agrees that all Participating Insurance Companies shall have the obligations and responsibilities regarding pass-through voting and conflicts of interest corresponding to those contained in Section 2.8 and Article IV of this Agreement.

1.10      (a)         All orders accepted by the Company shall be subject to the terms of the then current prospectus of each Portfolio, including without limitation, policies regarding excessive trading. The Company shall use its best efforts, and shall reasonably cooperate with, the Trust to enforce stated prospectus policies regarding transactions in Shares, particularly those related to excessive trading and short-term trading. The Trust or its agent will notify the Company in advance of material changes to the prospectus of the Trust. The Company acknowledges that orders accepted by it in violation of the Trust’s stated policies may be subsequently revoked or cancelled by the Trust and that the Trust shall not be responsible for any losses incurred by the Company or Contract or Account as a result of such cancellation. The Trust or its agent shall notify the Company of such cancellation prior to 12:00 p.m. New York time on the next Business Day after any such cancellation.

(b)         The Company acknowledges and agrees that all orders for Shares are subject to acceptance or rejection by the Trust in its sole discretion and the Trust may, in its discretion and without notice, suspend or withdraw the sale of Shares of any Portfolio, including the sale of such Shares to the Company for the account of any Contract owner. In addition, the Company acknowledges that the Trust has the right to refuse any purchase order for any reason, particularly if the Trust determines that a Portfolio would be unable to invest the money effectively in accordance with its investment policies or would otherwise be adversely affected due to the size of the transaction, frequency of trading by the account or other factors.

1.11       The Company certifies that it is following all relevant rules and regulations, as well as internal policies and procedures, regarding “forward pricing” and the handling of mutual fund orders on a timely basis. As evidence of its compliance, the Company shall:

(a)         permit the Trust or its agent to audit its operations and any books and records preserved in connection with its provision of services under this Agreement; or

(b)        provide the Trust with the results of a Financial Intermediary Controls and Compliance Assessment (FICCA), a Statement on Standards for Attestation Engagements No. 16 (“SSAE-16”) review, or similar report of independent auditors upon request; or

(c)         provide, upon request, certification to the Trust that it is following all relevant rules, regulations, and internal policies and procedures regarding “forward pricing” and the handling of mutual fund orders on a timely basis.

1.12       The Trust and/or Distributor, as applicable, shall follow all relevant rules and regulations, as well as internal policies and procedures, regarding their obligations under this Agreement. Upon request, but in no event more frequently than annually, the Trust and/or Distributor shall provide to the Company the most recent SOC 1 report or similar controls report.

1.13       In lieu of applicable provisions set forth in Article I, the parties may agree to execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation’s (“NSCC”) Fund/SERV System, in which case such activities will be governed by the provisions set forth in Schedule C to this Agreement.

ARTICLE II

Obligations of the Parties

2.1       The Trust shall prepare and be responsible for filing with the SEC and any state regulators requiring such filing all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses and statements of additional information of the Trust. The Trust shall bear the costs of registration and qualification of its shares, preparation and filing of the documents listed in this Section 2.1 and all taxes to which an issuer is subject on the issuance and transfer of its shares.

2.2       At the option of the Company, the Trust shall either (a) provide the Company (at the Company’s expense) with as many copies of the Trust’s Shares’ current prospectus, annual report, semi-annual report or other shareholder communications, as the Company shall reasonably request; or (b) provide the Company with an electronic version of the foregoing via electronic delivery suitable for printing by the Company. The Trust shall provide the Company with as many copies of supplements to the prospectus or SAI, which result from updates originating with Trust-driven events, as the Company shall reasonably request for Contract owners for which Shares of the Trust are serving as an investment vehicle at the Trust’s or its investment adviser’s expense. The Trust shall provide the Company with a copy of the Shares’ statement of additional information (“SAI”) in a form suitable for printing by the Company. The Trust (at its expense) shall provide the Company with copies of any Trust-sponsored proxy materials in such quantity as the Company or its mailing agent shall reasonably require for distribution to Contract owners.

2.3       (a)       If the Company elects to print shareholder communications pursuant to 2.2(b) above, the Company shall bear the costs of printing the Trust’s Shares’ prospectus (except any supplements which result from updates originating with Trust-driven events), shareholder reports and other shareholder communications to owners of and applicants for policies for which Shares of the Trust are serving or are to serve as an investment vehicle, as well as the SAI (except aforementioned supplements thereto). The Company shall bear the costs of distributing such prospectuses, SAIs, shareholder reports and other shareholder communications to policy owners and applicants. The Trust or its investment adviser shall bear the costs of printing and distributing supplements to the prospectus or SAI to policy owners for which Shares of the Trust are serving as an investment vehicle and which result from updates originating with Trust-driven events. The Company shall bear the costs of distributing proxy materials (or similar materials such as voting solicitation instructions) to Contract owners. The Company assumes sole responsibility for ensuring that such materials are delivered to Contract owners in accordance with applicable federal and state securities laws.

(b)       If the Company elects to include any materials provided by the Trust, specifically prospectuses, statements of additional information, shareholder reports and proxy materials, on its web site or in any other computer or electronic format, the Company assumes sole responsibility for maintaining such materials in the form provided by the Trust and for promptly replacing such materials with all updates provided by the Trust.

2.4       The Company agrees and acknowledges that Janus International Holding LLC (“Janus Holding”) or its affiliate is the sole owner of the name and mark “Janus,” including any derivations thereof related to Janus Holdings’ parent company Janus Henderson Group plc. All references contained in this Agreement to “the name or mark ‘Janus and/or Janus Henderson’” shall include but not be limited to the Janus Henderson logo, the website www.janushenderson.com and any and all electronic links relating to such website. Neither the Company, nor its affiliates, employees, or agents shall, without prior written consent of Janus Holding, use the name or mark “Janus” and/or “Janus Henderson,” including any derivations thereof, or make representations regarding the Trust, Janus Holding, or their affiliates, or any products or services sponsored, managed, advised, or administered by the Trust, Janus Holding, or their affiliates, except those contained in the then-current Prospectus and the then-current printed sales literature for the Shares of the Portfolios. The Company will make no use of the name or mark “Janus” and/or “Janus Henderson,” including any derivations thereof, except as expressly provided in this Agreement or expressly authorized by Janus Holding in writing. The Trust and the Distributor hereby consent to the Company’s use of the names of the Trust, its investment adviser, and Distributor, as well as the names of the Portfolios for required disclosure for the Company or the Contracts and in connection with marketing the Contracts, subject to the terms of Section 2.5 of this Agreement. All goodwill associated with the name and mark “Janus” and/or “Janus Henderson,” including any derivations thereof, shall inure to the benefit of Janus Holding or its affiliate. Upon termination of this Agreement for any reason, the Company shall immediately cease any and all use of any Janus and/or Janus Henderson mark(s).

2.5       The Company shall furnish, or cause to be furnished, to the Trust or its designee, a copy of each Contract prospectus or statement of additional information in which the Trust or its investment adviser is named prior to the filing of such document with the SEC. The Company shall furnish, or shall cause to be furnished, to the Trust or its designee, each piece of sales literature or other promotional material in which the Trust, its investment adviser, or Distributor is named, at least ten (10) Business Days prior to its use. No such material shall be used if the Trust or its designee reasonably objects to such use within five (5) Business Days after receipt of such material.

2.6       The Company shall not give any information or make any representations or statements on behalf of the Trust or concerning the Trust or its investments adviser in connection with the sale of the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Trust Shares (as such registration statement and prospectus may be amended or supplemented from time to time), reports of the Trust, Trust-sponsored proxy statements, in published reports for the trust which are in the public domain or approved by the Trust or its investment adviser, or in sales literature or other promotional material approved by the Trust or its designee, except as required by legal process or regulatory authorities or with the written permission of the Trust or its designee.

2.7       In the event the Trust or its investment adviser originates or develops a piece of sales literature or other promotional material in which the Company or its separate account is named, such materials will be furnished to the Company or its designee to review at least ten (10) Business Days prior to its use. No such material will be used if the Company or its designee reasonably objects to such use within five (5) Business Days after receipt of such material. Notwithstanding the foregoing, the Trust, its investment adviser, and the Distributor do not engage in the sale or distribution of the Company’s separate accounts or related contracts.

2.8       The Trust shall not give any information or make any representations or statements on behalf of the Company or concerning the Company, the Accounts or the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Contracts (as such registration statement and prospectus may be amended or supplemented from time to time), or in materials approved by the Company for distribution including sales literature or other promotional materials, except as required by legal process or regulatory authorities or with the prior written permission of the Company.

2.9       So long as, and to the extent that the SEC interprets the 1940 Act to require pass-through voting privileges for variable policy owners, the Company will provide pass-through voting privileges to owners of policies whose cash values are invested, through the Accounts, in shares of the Trust. The Trust shall require all Participating Insurance Companies to calculate voting privileges in the same manner and the Company shall be responsible for assuring that the Accounts calculate voting privileges in the manner established by the Trust. With respect to each Account, the Company will vote Shares of the Trust held by the Account and for which no timely voting instructions from policy owners are received as well as Shares it owns that are held by that Account, in the same proportion as those Shares for which voting instructions are received. The Company and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for Trust shares held by Contract owners without the prior written consent of the Trust, which consent may be withheld in the Trust’s sole discretion.

2.10       The Company has determined that the investment restrictions set forth in the current Trust prospectus are sufficient to comply with all investment restrictions under state insurance laws that are currently applicable to the Portfolios as a result of the Accounts’ investment therein. The Company shall notify the Trust of any additional applicable state insurance laws that restrict the Portfolios’ investments, or otherwise affect the operation of the Trust after the date of this Agreement.

ARTICLE III

Representations and Warranties

3.1       The Company represents and warrants that:

(a)       it is an insurance company duly organized and in good standing under the laws of the State of Wisconsin and that it has legally and validly established each Account as a segregated asset account under such law on the date set forth in Schedule A;

(b)       each Account has been registered or, prior to any issuance or sale of the Contracts, will be registered as a unit investment trust in accordance with the provisions of the 1940 Act;

(c)       the Contracts or interests in the Accounts (1) are or, prior to issuance, will be registered as securities under the 1933 Act or, alternatively (2) are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act. The Company further represents and warrants that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws; and the sale of the Contracts shall comply in all material respects with state insurance suitability requirements;

(d)       it is, and shall carry out its activities under this Agreement, in compliance with all applicable anti-money laundering laws, rules and regulations including, but not limited to, the U.S.A. PATRIOT Act of 2001, P.L. 107-56 (Oct. 26, 2011). The Company further represents that it has policies and procedures in place to detect money laundering and terrorist financing, including as applicable the verification of identification, performing OFAC (Office of Foreign Assets Control) screening(s), and reporting of suspicious activity for beneficial owners; and

(e)       [The Company to Select Alternative A or B]

☒       A.        The Company is a “financial intermediary” as defined by SEC Rule 22c-2 of the 1940 Act (“The Rule”), and has entered into an appropriate agreement with the Trust or one of its affiliates pursuant to the requirements of The Rule.

☐       B.        The Company is not a “financial intermediary” as defined by The Rule at the time this Agreement is entered into, and shall: (i) immediately notify the Trust upon determining that it has become a “financial intermediary”; and (ii) take steps to comply with the requirement to enter into an appropriate agreement with the Trust upon a determination that it has become a financial intermediary.

3.2       The Trust represents and warrants that:

(a)       it is duly organized and validly existing under the laws of the State of Delaware and does and will comply in all material respects with the applicable provisions of the 1940 Act and any applicable regulations thereunder, and federal and state laws; and

(b)       the Trust Shares offered and sold pursuant to this Agreement will be registered under the 1933 Act and duly authorized for issuance in accordance with applicable law and the Trust is registered as an open-end management investment company under the 1940 Act. The Trust shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its Shares. The Trust shall register and qualify its Shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Trust; and

(c)       the investments of each Portfolio will comply with the diversification requirements set forth in the Section 817(h) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations thereunder. The Trust has adopted and will maintain procedures for ensuring that each Portfolio is managed in compliance with Subchapter M and regulations thereunder. The Trust’s investment adviser will maintain procedures for ensuring that each Portfolio is managed in compliance with Section 817(h) and regulations thereunder. In the event of a breach of this Section, the Trust will take all reasonable steps (a) to notify the Company of such breach and the (b) to adequately diversify the affected Portfolio so as to achieve compliance within the grace period afforded by Regulation 1.817-5.

(d)       its investment adviser is lawfully organized and validly existing under the laws of its state of organization; it is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and will remain duly registered under all applicable federal and state securities laws; and it will perform its obligations for the Trust in accordance in all material respects with the laws of the State of Delaware and any applicable state and federal securities laws.

3.3       The Distributor represents and warrants that it is lawfully organized and validly existing under the laws of its state of organization; it is registered as a broker-dealer with the SEC and will remain duly registered under all applicable federal and state securities laws, and is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and serves as principal underwriter/distributor of the Trust and will perform its obligations under this Agreement for the Trust in accordance in all material respects with the laws of the State of Colorado and any applicable state and federal securities laws.

3.4       The Trust represents that each Portfolio is or will be qualified as a Regulated Investment Company under Subchapter M of the Code, and that the Trust will make every effort to maintain such qualification (under Subchapter M or any successor or similar provisions) and that the Trust will notify the Company immediately upon having a reasonable basis for believing that a Portfolio has ceased to so qualify or that it might not so qualify in the future.

3.5       The Trust will at all times invest money from the Contracts in such a manner to ensure that the Contracts will be treated as variable contracts under the Code and the regulations issued thereunder. Without limiting the scope of the foregoing, the Trust will at all times comply with Section 817(h) of the Code and Treasury Regulation 1.817.5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulations.

3.6       The Trust and the Distributor currently have and at all times pertinent hereto will have sufficient financial resources, whether through a fidelity bond or otherwise, to meet all of their financial obligations arising under this Agreement.

3.7       The Trust will use its best efforts to comply with the laws of its state of domicile, and, to the extent specifically requested in writing by the Company, any other applicable state insurance laws or regulations as they may apply to the investment objectives, policies and restrictions of the Portfolios, as they may apply to the Trust. If the Trust cannot comply with such state insurance laws or regulations, it will so notify the Company in writing. The Trust makes no other representation as to whether any aspect of its operations (including, but not limited to, fees and expenses, and investment policies) complies with the insurance laws or regulations of any state.

ARTICLE IV

Potential Conflicts

4.1       The parties acknowledge that the Trust’s shares may be made available for investment to other Participating Insurance Companies. In such event, the Trust agrees that the Trustees will monitor the Portfolio of the Trust for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. The Trustees shall promptly inform the Company if they determine that an irreconcilable material conflict exists and the implications thereof.

4.2       The Company agrees to promptly report any potential or existing conflicts of which it is aware to the Trustees. The Company will assist the Trustees in carrying out their responsibilities under the Exemptive Order by providing the Trustees with all information reasonably necessary for the Trustees to consider any issues raised including, but not limited to, information as to a decision by the Company to disregard Contract owner voting instructions.

4.3       If it is determined by a majority of the Trustees, or a majority of its disinterested Trustees, that a material irreconcilable conflict exists that affects the interests of Contract owners, the Company shall, in cooperation with other Participating Insurance Companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by the Trustees) take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, which steps could include: (a) withdrawing the assets allocable to some or all of the Accounts from the Trust or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Trust, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account.

4.4       If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Trust’s election, to withdraw the affected Account’s investment in the Trust and terminate this Agreement with respect to such Account; provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Any such withdrawal and termination must take place within six (6) months after the Trust gives written notice that this provision is being implemented. Until the end of such six (6) month period, the Trust shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Trust.

4.5       If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account’s investment in the Trust and terminate this Agreement with respect to such Account within six (6) months after the Trustees inform the Company in writing that it has determined that such decision has created irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Until the end of such six (6) month period, the Trust shall continue to accept and implement orders by the Company for the purchase and redemption of Shares of the Trust.

4.6       For purposes of Sections 4.3 through 4.6 of this Agreement, a majority of the disinterested Trustees shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Company be required to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict. In the event the Trustees determine that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account’s investment in the Trust and terminate this Agreement within six (6) months after the Trustees inform the Company in writing of the foregoing determination; provided however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested Trustees.

4.7       The Company shall at least annually submit to the Trustees such reports, materials or data as the Trustees may reasonably request so that the Trustees may fully carry out the duties imposed upon them by the Exemptive Order, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Trustees.

4.8       If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Exemptive Order) on terms and conditions materially different from those contained in the Exemptive Order, then the Trust and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable.

ARTICLE V

Indemnification

5.1       Indemnification By the Company. The Company agrees to indemnify and hold harmless the Trust, Distributor, and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act, and any trustee, officer, employee, or agent of the foregoing (collectively, the “Trust Indemnified Parties” for purposes of this Article V) against any and all losses, claims, expenses, damages, liabilities (including amounts paid in settlement with the written consent of the indemnified party) or actions in respect thereof (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Trust Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such Losses are related to the sale, acquisition, or holding of Trust shares or the Contracts and:

(a)       arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in a registration statement, prospectus, or SAI for the Contracts or in the Contracts themselves or in sales literature or other promotional material for the Trust generated or approved by the Company on behalf of the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, the “Company Documents” for the purposes of this Article V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstance in which they were made, provided that this indemnity shall not apply as to any Trust Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Company by or on behalf of the Trust for use in Company Documents or otherwise for use in connection with the sale of the Contracts or the Shares; or

(b)       arise out of or result from statements or representations by or on behalf of the Company (other than statements or representations contained in and accurately derived from the Trust Documents as defined in Section 5.2(a)) or wrongful conduct of the Company or persons under its control, with respect to the sale or acquisition of the Contracts or the Shares; or

(c)       arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in the Trust Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstance in which they were made, if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Trust by or on behalf of the Company; or

(d)       arise out of or result from any failure by the Company to provide the services or furnish the materials required under the terms of this Agreement; or

(e)       arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company;

except to the extent provided in Section 5.4 and 5.5 hereof. This indemnification will be in addition to any liability the Company may otherwise have.

5.2       Indemnification By the Trust. The Trust agrees to indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act and any director, officer, employee or agent of the foregoing (collectively, the “Company Indemnified Parties” for purposes of this Article V) against any and all losses, claims, expenses, damages, liabilities (including amounts paid in settlement with the written consent of the indemnified party) or action in respect thereof (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Company Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such Losses are related to the sale, acquisition, or holding of the Trust shares or the Contracts, or operations of the Trust and:

(a)       arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement, prospectus, or SAI for the Trust (or any amendment or supplement thereto), (collectively, the “Trust Documents” for the purposes of this Article V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, provided that this indemnity shall not apply as to any Company Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with written information furnished to the Trust by or on behalf of the Company for use in the Trust Documents or otherwise for use in connection with the sale of the Contracts or the Shares; or

(b)       arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from the Company Documents, or any amendment or supplement to the foregoing, not supplied by the Distributor or Trust or persons under control of the, Distributor or Trust, respectively) or wrongful conduct of the Trust, or Distributor or persons under their control, with respect to the sale or acquisition of the Contracts or the Shares; or

(c)       arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in the Company Documents (or amendment or supplement thereto), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Trust, or Distributor or persons under the control of the Trust, or Distributor; or

(d)       arise out of or result from any failure by the Trust to provide the services or furnish the materials required under the terms of this Agreement; or

(e)       arise out of or result from any material breach of any representation and/or warranty made by the Trust in this Agreement or arise out of or result from any other material breach of this Agreement by the Trust (including a failure, whether intentional or in good faith or otherwise, to comply with the requirements of Subchapter M of the Code and the diversification requirements specified in Article III, Section 3.2(c) of this Agreement; or

(f)  arise out of or result from the incorrect or untimely calculation or reporting of daily net asset value per share or dividend or capital gain distribution rate;

5.3       Indemnification By the Distributor. The Distributor agrees to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act and any director, officer, employee or agent of the foregoing (collectively, the “Company Indemnified Parties” for purposes of this Section 5.3) against any and all losses, claims, expenses, damages, liabilities (including amounts paid in settlement with the written consent of the indemnified party) or action is respect thereof (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Company Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses are related to the sale, acquisition, or holding of the Trust shares or the Contracts, or operations of the Trust, and arise as a result from of any failure by the Distributor to provide the services or furnish the materials required under the terms of this Agreement;

except to the extent provided in Section 5.4 and 5.5 hereof. This indemnification will be in addition to any liability the Trust may otherwise have.

5.4       Neither the Company nor the Trust, or Distributor shall be liable under the indemnification provisions of Sections 5.1, 5.2, or 5.3 as applicable, with respect to any Losses incurred or assessed against an indemnified party that arise from such indemnified party’s willful misfeasance, bad faith or gross negligence in the performance of such indemnified party’s duties or by reason of such indemnified party’s reckless disregard of obligations or duties under this Agreement.

5.5       Neither the Company nor the Trust, or Distributor shall be liable under the indemnification provisions of Sections 5.1, 5.2, or 5.3 as applicable, with respect to any claim made against an indemnified party unless such indemnified party shall have notified the other party in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such indemnified party (or after such indemnified party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability which it may have to the indemnified party against whom such action is brought otherwise than on account of the indemnification provision of this Article V, except to the extent that the failure to notify results in the failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of failure to give such notice.

5.6       In case any such action is brought against the indemnified parties, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from the indemnifying party to the indemnified party of an election to assume such defense, the indemnified party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the indemnified party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

ARTICLE VI

Termination

6.1       This Agreement may be terminated by either party for any reason by six (6) month’s advance written notice delivered to the other party, except as set forth in 6.1 (a) and (b) below, or, if later, upon receipt of any required exemptive relief or orders from the SEC, unless otherwise agreed in a separate written agreement among the parties.

(a)  At the option of the Trust, if the Trust determines in its sole judgment exercised in good faith that the Company has suffered a material adverse change in its business, operations or financial condition since the date of this Agreement or is the subject of material adverse publicity which is likely to have a material adverse impact upon the reputation, business and/or operations of the Trust, such termination to be effective sixty (60) days’ after receipt by the other parties of written notice of the election to terminate.

(b)  At the option of the Company, upon written notice to the other parties, with respect to any Portfolio if the Portfolio fails to meet the diversification requirements specified in Section 3.2(c) hereof or if the Company reasonably and in good faith believes the Portfolio may fail to meet such requirements.

6.2       Notwithstanding any termination of this Agreement, the Trust shall, at the option of the Company, continue to make available additional shares of the Trust (or any Portfolio) pursuant to the terms and conditions of this Agreement for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, and subject to limitations that may be set forth in a respective Portfolio’s prospectus or SAI as may be supplemented from time to time, the owners of the Existing Contracts will be permitted to reallocate investments in the Portfolios (as in effect on such date), redeem investments in the Portfolios and/or invest in the Portfolios upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 6.3 will not apply to any terminations under Article IV and the effect of such Article IV terminations will be governed by Article IV of this Agreement provided that the Company continues to pay the costs set forth in Section 2.3.

6.3       Notwithstanding any termination of this Agreement, the provisions of Article V shall survive the termination of this Agreement, and the provisions of Article IV and Section 2.8 shall survive the termination of this Agreement as long as Shares of the Trust are held on behalf of Contract owners in accordance with Section 6.2.

ARTICLE VII

Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Trust:

Janus Aspen Series

151 Detroit Street

Denver, Colorado 80206

Attention:   Chief Legal Counsel

If to the Distributor:

Janus Distributors LLC

151 Detroit Street

Denver, Colorado 80206

Attention:   General Counsel

If to the Company:

Thrivent Financial for Lutherans

Mailstop 1330

625 Fourth Avenue South

Minneapolis, MN 55415

Attention: Joe Barnes

ARTICLE VIII

Miscellaneous

8.1       The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

8.2       This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

8.3       If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

8.4       This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of State of New York.

8.5       The parties to this Agreement acknowledge and agree that all liabilities of the Trust arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Trust and that no Trustee, officer, agent or holder of shares of beneficial interest of the Trust shall be personally liable for any such liabilities.

8.6       Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

8.7       The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

8.8       The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

8.9       Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written approval of all the other parties hereto.

Janus Capital Group Inc. (“JCG”) and Henderson Group plc (“Henderson”) have reached a definitive agreement for an all-stock “merger of equals”, which will result in the combined group being renamed Janus Henderson Group plc, doing business as Janus Henderson Investors (“JHI”) at the closing of the merger (the “Merger”) which is expected to be on May 30, 2017. As a result, the Distributor’s corporate parent, JCG, will be a subsidiary of JHI effective as the date of the Merger, but the pending Merger will not result in an “assignment” for purposes of this Agreement.

8.10       No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties. Any delay in enforcing a party’s rights under this Agreement, including the schedules to this Agreement, or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

8.11       The Trust acknowledges that the identities of the customers of the Company or any of its affiliates (collectively the “Protected Parties” for purposes of this Section 8.11), information maintained regarding those customers, and developed by the Protected Parties or any of their employees or agents in connection with the Company’s performance of its duties under this Agreement are the valuable property of the Protected Parties. The Trust agrees that if they come into possession of any list or compilation of the identities of or other information about the Protected Parties’ customers, or any other property of the Protected Parties, other than such information as may be independently developed or compiled by the Trust from information supplied to them by the Protected Parties’ customers who also maintain accounts directly with the Trust, the Trust will hold such information or property in confidence and refrain from using, disclosing or distributing any of such information or other property except: (a) with the Company’s prior written consent; or (b) as required by law or judicial process.

8.12       The schedules to this Agreement (each, a “Schedule,” collectively, the “Schedules”) are incorporated herein by reference. The parties to this Agreement may agree in writing to amend the Schedules to this Agreement from time to time to reflect changes in or relating to the Contracts, the Accounts or the Portfolios of the Trust or other applicable terms of this Agreement. References herein to any Schedule are to the Schedule then in effect, taking into account any amendments thereto.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Participation Agreement as of the date and year first above written.

JANUS ASPEN SERIES

By:
Name: Kathryn Santoro
Title: Vice President

JANUS DISTRIBUTORS LLC

By:
Name: Russell P. Shipman
Title: Senior Vice President

Thrivent Financial for Lutherans

By:
Name: Teresa J. Rasmussen
Title: President

Schedule A

Separate Accounts and Associated Contracts

Name of Separate Account	Contracts Funded By Separate Account

Thrivent Variable Annuity Account I

Flexible Premium Deferred Variable Annuity Contract Issued by Thrivent Financial for Lutherans (form #ICC16 W-WR-FPVA)

Schedule B

List of Portfolios

Name of Portfolio

All Portfolios of Shares of Janus Aspen Series open to new investors (as set forth in the current prospectus of Janus Aspen Series).

Schedule C

To Fund Participation Agreement

Order Submission and Processing

1.	Submission of Orders through NSCC. Trust or its agent will accept trades submitted via the NSCC Systems in accordance with the following terms.

(a)	Obligations of Trust.

(i)

    Transactions Subject to Fund/SERV. On each business day that the New York Stock Exchange is open for business on which the Trusts determine their per share net asset values (“Business Day”), Trust or its agent shall accept, and effect, changes in its records upon receipt of purchase, redemption, exchanges, and registration instructions from the Company electronically through Fund/SERV (“Instructions”) without supporting documentation from the Contract owner in accordance with the terms and conditions set forth in this Schedule 4. On each Business Day, Trust or its agent shall accept for processing any Instructions from the Company and shall process such Instructions in a timely manner. Purchases to a Contract owner’s Portfolio account shall be posted to such account through nightly processing after both the account registration and purchase settlement have been received. Such purchase shall appear on the account record the following Business Day. Shares are ineligible for redemption until they are posted and appear on the account record.

(ii)

    Performance of Duties. Trust or its agent shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. Trust or its agent shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. Trust or its agent shall conduct each of the foregoing activities in a competent manner and in compliance with all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV, and in compliance with the then-current prospectuses and SAIs of the Portfolios.

(iii)

    Accuracy of Information, Transmissions Through, and Access to Fund/SERV. Confirmed trades and any other information provided by Trust or its agent to Company through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC. Trust or its agent shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by Trust or its agent.

(iv)

  Notice of Prospectus and SAI Revisions.     The Portfolios shall provide Company with reasonable notice of any material revisions to the Portfolios’ prospectuses and SAIs as are necessary to enable Company to fulfill its obligations under this Agreement.

(b)	Obligations of Company.

(i)

  Transactions Subject to Fund/SERV.     Company certifies that all Instructions delivered to Trust or its agent on any Business Day shall have been received by Company from the Contract owner by the close of trading (currently 4:00 p.m. Eastern Time (“ET”)) on the New York Stock Exchange (the “Close of Trading”) on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to Trust or its agent on the next Business Day. Except with respect to Instructions on behalf of business trading under NSCC indicator codes F through O (which include 529 underlying fund trades, share class conversion, health savings account, insurance fund transaction, non-qualified retirement plan, qualified retirement plan, omnibus distribution reconciliation, variable annuity, wrap program, and/or defined benefit plan) (“DCC&S Platform Business”), Company further certifies that all such Instructions received by it from a Contract owner by the Close of Trading on any Business Day will be delivered to Trust or its agent on such Business Day. With respect to processing of Instructions on behalf of DCC&S Platform Business that Company received by the Close of Trading on a Business Day, Company certifies it will:

(A)	transmit such Instructions to Trust or its agent through Fund/SERV by 6:30 a.m. ET on the next Business Day, or

(B)

  otherwise notify Trust or its agent of such Instructions by 10:00 a.m. ET on the next Business Day. If Company must deliver any Instructions to Trust or its agent on a certain Business Day for processing as of the prior Business Day due to systems problems or errors, such Instructions must be delivered by 10:00 a.m. ET to Trust or its agent on such Business Day. If Trust or its agent receives such Instructions after the 10:00 a.m. ET deadline and processes the Instructions, resulting in a loss to the Portfolios, Company agrees to reimburse Trust or its agent for such loss upon receipt of a reclaim letter from Trust or its agent. Trust or its agent appoints Company as its agent for the limited purpose of accepting orders for the purchase and redemption of shares of the Portfolios by Company on behalf of its Contract owners.

(ii)

  Performance of Duties. Company shall perform any and all servicing, duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC for Contract owner accounts. Company acknowledges that it may not set up Contract owner accounts which require Trust or its agent to provide any services directly to underlying investors. Company shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. Company shall conduct each of the forgoing activities in a competent manner and in compliance with all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV, and in compliance with the then-current prospectuses and SAIs of the Funds.

(iii)

  Accuracy of Information, Transmissions Through, and Access to Fund/SERV. Trade, registration, and if applicable, broker/dealer information provided by the Company to Trust or its agent through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC. All Instructions by Company regarding each Fund/SERV account shall be true and correct and will have been duly authorized by the Contract owner under whose name the account appears in the records of Company. Company shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by Company.

(iv)

  Information Relating to Fund/SERV Transactions. For each Fund/SERV transaction, including transactions establishing a Contract owner account with Trust or its agent, Company shall provide the Portfolios and Trust or its agent with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information) which Company hereby certifies is, and shall remain, true and correct. Company shall maintain documents required by the Portfolios or by applicable law, rules or regulations to effect Fund/SERV transactions.

(v)

  As-of Transactions. Processing errors which result from any delay or error caused by Company may be adjusted through Fund/SERV by Company by the necessary transactions on an as-of basis and the cost to the Portfolio or Trust or its agent of such transactions shall be borne by the Company. As-of transactions more than 180 days old must be processed manually by Trust or its agent.

(vi)

  Duplicate Transactions and Payments. Company acknowledges that as a result of the automated settlement features of NSCC’s Fund/SERV program, Trust or its agent’ compliance with redemption and/or settlement instructions involves a risk that the shareholder whose account is being redeemed may issue an inconsistent instruction, that the account being redeemed may be subject to backup or penalty withholding, or that a record date may occur while the redemption transaction is pending, resulting in a duplication transaction, overpayment, or dividend payment to the record owner. If Trust or its agent’ compliance with redemption and settlement instructions result in a duplicate transaction or overpayment, in addition to the procedures described above, Company will, within two (2) business days after receipt of notice, refund all or any appropriate portion of any sums received by it in connection with such duplicate transaction or overpayment.

(vii)

  Trade Confirmation. Any information provided by Trust or its agent to Company electronically through Fund/SERV and pursuant to this Agreement, shall satisfy the delivery obligations as outlined by SEC Rule 10b-10 and, as such, Trust or its agent has the informed consent of Company to suppress the delivery of this information using paper-media. Company will promptly verify accuracy of confirmations of transactions and records received by Trust or its agent through Fund/SERV.

(viii)

  Shareholder Reports and Other Documents; Solicitation of Proxies. Company shall timely deliver to each Contract owner all reports and other documents provided to it by the Portfolios or Trust or its agent as is required by applicable securities law and the Company’s agreement with the Contract owner, provided that Company has timely received copies of such reports and/or documents in accordance with Article II hereof. The Portfolio or Trust or its agent and Company or its agent shall cooperate with each other in the solicitation and voting of proxies on behalf of the Portfolios according to the Company’s fiduciary responsibility as written in the trust agreement or as required by state law or Federal Regulation.

(ix)

  Settlement of Transactions. For any purchase or redemption of Shares processed through Fund/SERV, Trust or its agent and Company will settle all trades on the next Business Day following transmission of Instructions by Company to Trust or its agent (the “Settlement Date”) in the manner provided by NSCC Fund/SERV Rules unless otherwise agreed to by the parties.

(c)	Overpayments.

(i)	In the event any overpayment is made to Company by Trust or its agent, Company shall promptly repay such overpayment to Trust or its agent after Company receives notice of such overpayment.

(ii)	In the event any overpayment is made to Trust or its agent by Company, Trust or its agent shall promptly repay such overpayment to Company after Trust or its agent receives notice of such overpayment.

(d)

Indemnification. Trust or its agent shall indemnify and hold harmless Company, Company’s affiliates, directors, officers, agents and employees and assigns of the foregoing (collectively, “Indemnified Company Parties”), against and from any and all demands, expenses, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys’ fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by Trust or its agent) to which any of them may be or become subject to as a result or arising out of (a) any willful act or omission by Trust or its agent, the Portfolios or their agents relating to Fund/SERV and not arising out of Company’s negligence; (b) any breach of the Trust or its agent’ representations or warranties in Section 1 of this Schedule; or (c) Trust or its agent’ failure to comply with any of the terms of Section 1 of this Schedule. Additional provisions governing the parties’ respective indemnification obligations are set forth in Article V of the Agreement.

2.

Non-NSCC Order Process. The Trust or its agent will accept trades not submitted via the NSCC Systems on an exception-only basis if the Company is servicing insurance company products such as variable life/annuities in accordance with the following terms:

(a)

On any business day (“Day One”), the Company may accept orders from Contract owners for the purchase and redemption of Shares of the Portfolios. The Company will send such orders to the Trust prior to 10:00 a.m. ET of the next business day (“Day Two”) pursuant to the Trading Requirements listed in Section 2(b). The Portfolios will execute orders at the net asset value determined as of the close of trading on Day One, and dividends, if applicable, shall begin to accrue on Day Two, provided that:

(i)	The Company received such orders prior to the time the net asset values of the Shares of the Portfolios were calculated on Day One, and

(ii)	Such orders and payment for such orders were received by the Trust prior to the times set forth in Section 2(b)(iv).

If either of the above conditions is not met, the orders will be executed at the public offering price next in effect after such orders are received, and dividends, if applicable, will begin to accrue the day after settlement.

(b)	Trading Requirements for trades not submitted via the NSCC Systems:

(i)	All trades must be netted (i.e., one purchase or redemption per Portfolio, per account). For example: a purchase for $2,000 and redemption for $500 should be netted into one purchase for $1,500.

(ii)	All trades must be submitted in dollars. No Share trades will be accepted.

(iii)	No exchanges will be accepted, sell/buys must be requested.

(iv)	Electronic or typed trade requests must be received by the Trust prior to 10:00 a.m. ET.

(v)	All trades will be processed at the public offering price.

(c)	Settlement. Payment for net purchases and redemptions will be wired pursuant the following settlement requirements:

(i)	Company will send the Trust one combined purchase wire for all purchase orders by 2:00 p.m. ET on Day Two.

(ii)	The Trust will send one combined wire for all redemption proceeds by 4:00 p.m. ET on Day Two.

    In the event of extraordinary market conditions affecting any such redemption, however, the Trust may delay such redemption for up to five (5) business days, or longer to the extent permitted under Section 22(e) of the 1940 Act.

3.	Provisions Applicable to all Orders. The following provisions apply to order submission and processing, whether through NSCC or otherwise.

(a)

Dividends and Distributions.   Trust or its agent will provide to the Company closing net asset values, income, dividends, and capital gains information at the Close of Trading on each Business Day. Income, dividends and capital gains distributions shall be reinvested in accordance with the terms of the relevant prospectus.

(b)

State Information.   Company shall maintain and transmit to the Trust or its agent information on sales, redemptions and exchanges of Shares of each Portfolio by state or jurisdiction of residence of individual Contract owners and any other information requested by the Trust or its agent to enable the Trust or its agent to properly register or report the sale of the Shares under the securities, licensing or qualification laws of the various states and jurisdictions. Such information shall be provided in a form mutually agreeable to the Trust and Company.